EXHIBIT 14.1

Lightwave Logic, Inc. Code of Ethics and Business Conduct

1.

Introduction.

1.1

The Board of Directors of Lightwave Logic, Inc (the "Company") has adopted this Code of Ethics and Business Conduct (the "Code") in order to:

(a)

promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)

ensure full compliance to the Company’s Insider Trading Policy

(c)

promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(d)

promote compliance with applicable governmental laws, rules and regulations;

(e)

promote the protection of Company assets, including corporate opportunities and confidential information;

(f)

promote fair dealing practices;

(g)

deter wrongdoing; and

(h)

ensure accountability for adherence to the Code.

1.2

All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10, Reporting and Enforcement.

2.

Honest and Ethical Conduct.

2.1

The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2

Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.

Conflicts of Interest.

3.1

A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

3.3

Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Subsection 3.4.

3.4

Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their manager or the President or Chief Executive Officer. A manager may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Executive Officer or President with a written description of the activity and seeking the Chief Executive Officer or President’s written approval. If the manager is involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Executive Officer or President.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Board of Directors.

4.

Compliance.

4.1

Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2

Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s Chief Operating Officer and/or outside legal counsel.

4.3

No director, officer or employee may purchase or sell any Company securities, as referenced in the Company’s Insider Trading Policy, while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to:

(a)

obtain profit for himself or herself; or

(b)

directly or indirectly "tip" others who might make an investment decision on the basis of that information.

5.

Disclosure.

5.1

The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2

Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit processes as well as the Company's independent public accountants and counsel.

5.3

Each director, officer and employee who is involved in the Company's disclosure process must:

(a)

be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

(b)

take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6.

Protection and Proper Use of Company Assets.

6.1

All directors, officers and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability and are prohibited.

6.2

All Company assets should be used only for legitimate business purposes, though incidental personal use is permitted. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3

The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.

Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its legitimate interests. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain for friends or family members). In addition, no director, officer or employee may compete with the Company.

8.

Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

9.

Fair Dealing. Each director, officer and employee must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

10.

Reporting and Enforcement.

10.1

Reporting and Investigation of Violations.

(a)

Actions prohibited by this Code involving directors or executive officers must be reported to the independent directors.

(b)

Actions prohibited by this Code involving any other person must be reported to the Chief Executive Officer or the Chief Operating Officer.

(c)

After receiving a report of an alleged prohibited action, the independent directors, Chief Executive Officer or Chief Operating Officer must promptly take all appropriate actions necessary to investigate.

(d)

All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2

Enforcement.

(a)

The Company must ensure prompt and consistent action against violations of this Code.

(b)

If, after investigating a report of an alleged prohibited action by a director or executive officer, the independent directors determine that a violation of this Code has occurred, the independent directors will report such determination to the full Board of Directors.

(c)

If, after investigating a report of an alleged prohibited action by any other person, the Chief Executive Officer or Chief Operating Officer determines that a violation of this Code has occurred, the Chief Executive Officer or Chief Operating Officer will report such determination to the General Counsel.

(d)

Upon receipt of a determination that there has been a violation of this Code, the Board of Directors with the General Counsel’s advice, will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3

Waivers.

(a)

Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

(b)

Any waiver for a director or an executive officer shall be disclosed as required by SEC rules.

10.4

Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

10.5

Whistleblower Policy

(a)

General

Lightwave Logic, Inc. expects its directors, officers, employees, and other representatives to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. As employees and representatives of Lightwave Logic, Inc., we must practice honesty and integrity in fulfilling our responsibilities and comply with all applicable laws and regulations.

(b)

Reporting Responsibility

It is the responsibility of all directors, officers, and employees to report Wrongful Conduct in accordance with this Whistleblower Policy.

(c)

Wrongful Conduct

“Wrongful Conduct” is defined in this Whistleblower Policy to include: a serious violation of Lightwave Logic, Inc. policy; a violation of applicable state and federal law; or the use of Lightwave Logic, Inc. property, resources, or authority for personal gain or other non organization-related purpose except as provided under Lightwave Logic, Inc. policy.

This definition of Wrongful Conduct is not intended to be an exclusive listing of the illegal or improper activity encompassed by the Whistleblower Policy. Rather, the Whistleblower Policy is intended to serve as a means of reporting all serious improprieties that potentially impact the integrity and effective operation of Lightwave Logic, Inc.

(d)

No Retaliation

No director, officer, or employee who in good faith reports Wrongful Conduct will suffer harassment, retaliation or adverse employment consequence. Any director, officer, or employee who retaliates against anyone who has reported Wrongful Conduct in good faith is subject to discipline up to and including termination of employment or removal from the board or directors, as applicable. This Whistleblower Policy is intended to encourage and enable employees and others to raise serious concerns within Lightwave Logic, Inc. prior to seeking resolution outside Lightwave Logic, Inc.

(e)

Reporting Wrongful Conduct

Lightwave Logic, inc. encourages its directors, officers, and employees to share their questions, concerns, suggestions, or complaints with someone who can address them properly. Any director, officer, or employee may report Wrongful Conduct to the Chairman and CEO or President and COO. If the Wrongful Conduct implicates one or both of the Chairman and CEO or President and COO, or if the reporting individual is not comfortable speaking with or not satisfied with response of the foregoing individuals, the issue may be reported to the Audit Committee Chair of the board of directors. The Chairman and CEO or President and COO, and all members of the board of directors to whom a report of Wrongful Conduct is made are required to immediately advise the full board of directors of such report of Wrongful Conduct.

(f)

Acting in Good Faith

Anyone filing a complaint of Wrongful Conduct must be acting in good faith and have reasonable grounds for believing the information disclosed indicates Wrongful Conduct. Any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

(g)

Confidentiality

Reports of Wrongful Conduct or suspected Wrongful Conduct may be submitted on a confidential basis by the complainant or may be submitted anonymously. Reports of Wrongful Conduct or suspected Wrongful Conduct will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

(h)

Handling of Reported Wrongful Conduct

If the Wrongful Conduct is elevated to the board of directors a representative of the board of directors, Audit Committee Chair will notify the sender and acknowledge receipt of the reported Wrongful Conduct or suspected Wrongful Conduct within five business days, unless such report was submitted anonymously. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

[ACKNOWLEDGMENT OF RECEIPT AND REVIEW

To be signed and returned to the Chief Executive Officer or Chief Operating Officer.

I, ________________, acknowledge that I have received and read a copy of the Lightwave Logic, Inc.’s Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Executive Officer or Chief Operating Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[SIGNATURE]

[PRINTED NAME]

[DATE]